                         Exhibit 10.3

                         December 4, 2014

Steve Filton

Senior Vice President & CFO

UHS of Delaware, Inc.

367 South Gulph Road

King of Prussia, PA 19406

Dear Steve;

The Board of Trustees of Universal Health Realty Income Trust (“UHT”), at today’s meeting, authorized the renewal of the current Advisory Agreement between UHT and UHS of Delaware, Inc. (the “Agreement”) upon the same terms and conditions.

This letter constitutes UHT’s offer to renew the Agreement through December 31, 2015, upon the terms and conditions. Please acknowledge UHS of Delaware, Inc.’s acceptance of this offer by signing in the space provided below and returning one copy of this letter to me. Thank you.

Sincerely,

/s/ Cheryl K. Ramagano
Cheryl K. Ramagano
Vice President and Treasurer
Universal Health Realty Income Trust

Agreed and Accepted:

UHS OF DELAWARE, INC.

By:	/s/ Steve Filton

Steve Filton Senior Vice President and CFO

cc: Charles Boyle